Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Richard Baron	Matt Hayden
eResearchTechnology, Inc.	Hayden Communications
215-282-5566	858-704-5065

eResearchTechnology Reports Second Quarter Results

Reports Revenue of $22.8 Million and Bookings of $35.1 Million

PHILADELPHIA, PA August 3, 2006 /PRNewswire-SecondCall/ – eResearchTechnology, Inc. (Nasdaq: ERES-News; "eRT" or the "company"), a leading provider of technology and services to the pharmaceutical, biotechnology and medical device industries, today announced results for the second quarter ended June 30, 2006.

The company reported revenues of $22.8 million for the second quarter, compared to $17.6 million in revenue reported for the second quarter of 2005. The revenue results were 29.8 percent greater than the second quarter of 2005, while bookings for the second quarter of 2006 were $35.1 million compared to bookings of $ 25.6 million from the prior year’s quarter.

eRT recorded net income for the second quarter of 2006 of $1.7 million, or $0.03 per diluted share based on 51.5 million shares, versus net income of $2.0 million, or $0.04 per diluted share based on 53.1 million shares, for the second quarter of 2005. The decrease in shares utilized in these computations was directly related to the Company’s share buyback. The results for the 2006 second quarter include stock option compensation expenses, severance and other costs associated with transitioning from the prior Chief Executive and Chief Financial Officers to the current team and certain other professional fees; there were no comparable costs for the same period in 2005. The total of all such costs were $1.6 million or $0.02 per diluted share.

“The quarter was a transitional one for the Company, “said Michael McKelvey, the Company’s new Chief Executive Officer. “Although we were disappointed in the performance of the Company’s quarterly revenues compared to prior guidance, we remain encouraged by the continued growth of bookings, which exceeded our estimates and are indicative of the ongoing strength in the Company’s ability to win new business supported by continued adoption of digital ECG methodology. The fundamentals of the company and the industry are strong, and the bookings give us confidence in our ability to deliver future growth. Our ECG platform provides the opportunity for growth and expansion of cardiac safety services for the drug development clinical research industry.”

Highlights for the quarter ended June 30, 2006 were:

—	Hiring of Dr. Michael McKelvey, President and Chief Executive Officer, who started at the end of June and Richard Baron, Executive Vice President and Chief Financial Officer who started in mid-May.
—	Signings of $35.1 million in new contracts and work orders; second highest in company history.

Back to Contents

—	The company entered into 9 new Thorough QT definitive ECG agreements valued at approximately $8.3 million in the quarter as well as an additional $8.3 million in program level awards.

For the six months ended June 30, 2006, the company reported revenues of $44.2 million, compared to $40.5 million in revenues for the six months ended June 30, 2005. eRT reported net income of $3.6 million or $0.07 per diluted share for the six months ended June 30, 2006, compared to net income of $6.0 million, or $0.11 per diluted share for the prior year six months.

eRT ended the quarter with $49.8 million in cash, cash equivalents and investments, an increase from $47.3 million at March 31, 2006. The increase in cash was predominately due to net cash from operations excluding non-cash share-based compensation. During the second quarter of 2006 eRT did not purchase any shares of its common stock.

During the second half of 2006 eRT anticipates it will record revenues of between $47 million and $52 million and net income of $0.13 to $0.17 per diluted share. For the full year 2006, the company expects revenue and earnings per diluted share to be reduced from the previously provided guidance to approximately $92 million to $96 million for revenue and $0.20 to $0.24 for earnings per diluted share. The guidance has been reduced from the previous full year guidance of $112 to $118 million for revenue and $0.42 to $0.48 for the full year’s earnings per diluted share. The guidance estimates for the second half of the year includes consideration of the anticipated impact of severance arrangements of the prior CEO and include the anticipated impact of expensing stock options under SFAS No. 123R; the impact of these items are approximately $0.03 per diluted share for the second half of 2006 and $0.05 for the full year 2006.

Dr. Michael McKelvey and Mr. Richard Baron, the company's Chief Executive Officer and Chief Financial Officer, respectively, will hold a conference call to discuss these results. The conference call will take place at 5:00 p.m. EDT on August 3, 2006. Interested participants should call 800-817-4887 when calling within the United States or 913-981-4913 when calling internationally. There will be a playback available until September 3, 2006. To listen to the playback, please call 888-203-1112 when calling within the United States or 719-457-0820 when calling internationally. Please use pass code 4322999 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at eRT's web site at http://www.eRT.com. The webcast may also be accessed at ViaVid's website at http://viavid.net/dce.aspx?sid=0000334B The webcast can be accessed until September 3, 2006 on either site.

Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2006 financial guidance, involve a number of risks and uncertainties such as the company's ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company's financial results can be found in the company's Report on Form 10-K filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Back to Contents

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006

Net revenues:
Licenses	$1,746	$1,096	$3,409	$1,734
Services	11,245	12,822	27,147	27,547
Site support	4,586	8,900	9,935	14,936

Total net revenues	17,577	22,818	40,491	44,217

Costs of revenues:
Cost of licenses	104	77	237	153
Cost of services	5,576	6,300	12,066	12,456
Cost of site support	3,148	5,791	6,331	9,944

Total costs of revenues	8,828	12,168	18,634	22,553

Gross margin	8,749	10,650	21,857	21,664

Operating expenses:
Selling and marketing	2,107	3,178	4,445	6,216
General and administrative	2,639	3,974	5,535	7,813
Research and development	903	1,034	1,894	2,348

Total operating expenses	5,649	8,186	11,874	16,377

Operating income	3,100	2,464	9,983	5,287
Other income, net	170	338	165	728

Income before income taxes	3,270	2,802	10,148	6,015
Income tax provision	1,304	1,125	4,110	2,414

Net income	$1,966	$1,677	$6,038	$3,601

Basic net income per share	$0.04	$0.03	$0.12	$0.07

Diluted net income per share	$0.04	$0.03	$0.11	$0.07

Shares used to calculate basic net
income per share	50,388	49,266	50,379	49,184

Shares used to calculate diluted net
income per share	53,133	51,515	53,229	51,600

Back to Contents

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2005	June 30, 2006

ASSETS		(unaudited)

Current assets:
Cash and cash equivalents	$18,432	$9,180
Short-term investments	33,569	38,686
Accounts receivable, net	15,178	14,299
Prepaid income taxes	27	1,619
Prepaid expenses and other	2,501	3,610
Deferred income taxes	841	865

Total current assets	70,548	68,259

Property and equipment, net	28,670	30,824
Goodwill	1,212	1,212
Long-term investments	3,008	1,971
Deferred income taxes	335	736
Other assets	993	884

	$104,766	$103,886

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,332	$3,811
Accrued expenses	5,155	4,364
Income taxes payable	1,041	746
Current portion of capital lease obligations	153	118
Deferred revenues	16,072	10,336

Total current liabilities	24,753	19,375

Capital lease obligations, excluding current portion	40	—

Stockholders' equity:
Preferred stock-$10.00 par value, 500,000 shares authorized,
none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized,
56,871,010 and 57,622,811 shares issued, respectively	569	576
Additional paid-in capital	73,290	79,348
Accumulated other comprehensive income	586	1,261
Retained earnings	61,915	65,516
Treasury stock, 7,847,119 and 8,247,119 shares at cost, respectively	(56,387)	(62,190)

Total stockholders' equity	79,973	84,511

	$104,766	$103,886

Back to Contents

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2005	2006

Operating activities:
Net income	$6,038	$3,601
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	5,209	5,772
Cost of sale of equipment	281	2,612
Provision for uncollectible accounts	89	—
Non-cash share-based compensation	—	1,643
Stock option income tax benefits	993	—
Investment impairment charge	284	—
Changes in operating assets and liabilities:
Accounts receivable	3,552	960
Prepaid expenses and other	(3,026)	(961)
Accounts payable	569	1,458
Accrued expenses	(211)	(823)
Income taxes	(486)	(2,332)
Deferred revenues	524	(5,788)

Net cash provided by operating activities	13,816	6,142

Investing activities:
Purchases of property and equipment	(6,726)	(10,007)
Purchases of investments	(23,025)	(18,720)
Proceeds from sales of investments	12,750	14,640

Net cash used in investing activities	(17,001)	(14,087)

Financing activities:
Repayment of capital lease obligations	(161)	(75)
Proceeds from exercise of stock options	722	2,062
Excess tax benefit related to stock options	—	2,365
Repurchase of common stock for treasury	(2,243)	(5,803)

Net cash used in financing activities	(1,682)	(1,451)

Effect of exchange rate changes on cash	(278)	144

Net decrease in cash and cash equivalents	(5,145)	(9,252)
Cash and cash equivalents, beginning of period	45,806	18,432

Cash and cash equivalents, end of period	$40,661	$9,180

Back to Contents

eResearch Technology, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information
For the Three and Six Months Ended June 30, 2005 and 2006
(in thousands)
(unaudited)

	Three Months		Six Months
	Ended June 30		Ended June 30

	2005	2006	2005	2006

Gross margin:
GAAP gross margin	$8,749	$10,650	$21,857	$21,664
Stock based employee compensation expense	$—	$221	$—	$420

Non-GAAP income gross margin	$8,749	$10,871	$21,857	$22,084

Reconciliation of GAAP to Non-GAAP
operating income:
GAAP operating income	$3,100	$2,464	$9,983	$5,287

Stock based employee compensation expense	—	913	—	1,640
CEO and CFO transition	—	731	—	1,200
Settlement of contract dispute	—	—	—	646

Subtotal of reconciling items	—	1,644	—	3,486

Non-GAAP operating income	$3,100	$4,108	$9,983	$8,773

Reconciliation of GAAP to Non-GAAP net
income and net income per diluted share:
GAAP net income	$1,966	$1,677	$6,038	$3,601

Stock based employee compensation expense	—	726	—	1,349
CEO and CEO transition	—	438	—	718
Settlement of contract dispute	—	—	—	387

Subtotal of reconciling items	—	1,164	—	2,454

Non-GAAP net income	$1,966	$2,841	$6,038	$6,055

GAAP net income per diluted share	$0.04	$0.03	$0.11	$0.07

Non-GAAP net income per diluted share	$0.04	$0.06	$0.11	$0.12